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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):             February 19, 2004

XO COMMUNICATIONS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-30900 (Commission File Number)	54-1983517 (IRS Employer Identification No.)

11111 Sunset Hills Road, Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)

Registrant’s telephone number, including area code: 703-547-2000

(Former name or former address, if changed from last report)

Item 5. Other Events.

          On February 19, 2004, XO Communications, Inc. (“XO”) announced that Judge Robert Drain of U.S. Bankruptcy Court for the Southern District of New York has issued an order approving XO Communications’ proposed purchase of substantially all of the assets of Allegiance Telecom, Inc. for approximately $311 million in cash and 45.38 million shares of XO common stock. The transaction remains subject to, among other things, applicable federal and state governmental regulatory approvals and termination of applicable waiting periods.

          On February 13, 2004, XO Communications was selected as the winning bidder for Allegiance Telecom, which had filed for financial restructuring under Chapter 11 of the U.S. Bankruptcy Code on May 14, 2003. Under the terms of the purchase agreement, XO will purchase substantially all of the assets of Allegiance Telecom and its subsidiaries except for Allegiance’s customer premises equipment sales and maintenance business (operated under the name of Shared Technologies), its managed modem business, and certain other Allegiance assets and operations.

          A copy of the purchase agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

          A copy of the press release of the Company announcing the approval of the purchase is attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

     Exhibits.     XO Communications, Inc.

10.1	Asset Purchase Agreement, dated February 18, 2004, by and among Allegiance Telecom, Inc., Allegiance Telecom Company Worldwide and XO Communications, Inc.

99.1	Press Release of XO Communications, Inc., dated February 19, 2004.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO COMMUNICATIONS, INC.

By:	/s/ Wayne M. Rehberger

	Name:	Wayne M. Rehberger
	Title:	Executive Vice President and
Chief Financial Officer

February 23, 2004

Exhibit Index

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated February 18, 2004, by and among Allegiance Telecom, Inc., Allegiance Telecom Company Worldwide and XO Communications, Inc.

99.1	Press Release of XO Communications, Inc., dated February 19, 2004.